UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2016

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard, Suite 1400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(703) 287-7400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders (the “Annual Meeting”) of Iridium Communications Inc. (the “Company”) was held on May 12, 2016 in McLean, Virginia. Of the 95,507,344 shares outstanding as of the record date, 87,447,868 shares, or approximately 91.56%, were present or represented by proxy at the meeting. Set forth below are the results of the matters submitted for a vote of stockholders at the Annual Meeting.

Proposal 1 — Election of Directors

The following twelve (12) directors were elected to serve for one-year terms until the 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Name	Votes For	Votes Withheld	Broker Non-Votes
Robert H. Niehaus	70,134,655	287,754	17,025,459
Thomas C. Canfield	70,184,437	237,972	17,025,459
Matthew J. Desch	70,256,780	165,629	17,025,459
Thomas J. Fitzpatrick	65,912,983	4,509,426	17,025,459
Jane L. Harman	68,371,913	2,050,496	17,025,459
Alvin B. Krongard	70,073,073	349,336	17,025,459
Admiral Eric T. Olson (Ret.)	70,278,080	144,329	17,025,459
Steven B. Pfeiffer	70,254,978	167,431	17,025,459
Parker W. Rush	70,206,464	215,945	17,025,459
Henrik O. Schliemann	70,281,325	141,084	17,025,459
S. Scott Smith	69,453,535	968,874	17,025,459
Barry J. West	70,271,794	150,615	17,025,459

Proposal 2 — Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

For	Against	Abstain	Broker Non-Votes
64,386,309	5,874,318	161,782	17,025,459

Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

For	Against	Abstain	Broker Non-Votes
87,039,831	283,650	124,387	—

Item 7.01	Regulation FD Disclosure.

On May 13, 2016, the Company announced that its board of directors had declared a cash dividend on its 6.75% Series B Cumulative Perpetual Convertible Preferred Stock of $4.21875 per share, representing a dividend for the period from and including March 16, 2016 through June 15, 2016. The dividend is payable on June 15, 2016, to all stockholders of record as of June 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: May 13, 2016	By:	/s/ Thomas J. Fitzpatrick
Thomas J. Fitzpatrick
Chief Financial Officer and Chief Administrative Officer